Enterprise Business License
Registration Number: 3501810006447 Established on: April 9, 2005 Registration agency: Fuqing Administration Bureau for Industry and Commerce Date: December 27, 2007
Name: Fuqing Guanwei Plastic Industry Co. Limited.

Address: Shizhu Road, Fuqing City

Legal Representative: Chen Min

Registered Capital: RMB 10,000,000

Type of organization: Corporation with limited responsibilities

Range of Business: Manufacturing and sales of PE, PET and other type of recycling plastics (if the manufacturing and sales requires special approval, company can only conduct this business within the approved period of time)

Shareholder: Hong Kong Chenxin International Development Corp.

Operation Term: From April 9, 2005 to April 8, 2035